Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in its Registration Statement on Form S-8 (Nos. 333-147149 and 333-168800) of Remark Media, Inc. (formerly HSW International, Inc.) of our report dated March 22, 2012 related to the financial statements and schedule as of December 31, 2011 and for the year then ended, included in this Annual Report on Form 10-K.

/s/ Cherry, Bekaert & Holland, L.L.P.

Atlanta, GA

March 22, 2012